Exhibit 99.1

Contact: Merilee Raines, Chief Financial Officer, (207) 856-8155

FOR IMMEDIATE RELEASE

IDEXX Laboratories Announces Fourth Quarter Results

WESTBROOK, Maine, January 28, 2005 — IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that net income increased 37% to $16.9 million for the quarter ended December 31, 2004, from $12.4 million for the same period in the prior year.

          Earnings per diluted share for the quarter were $0.49, a 44% increase over earnings per diluted share of $0.34 for the quarter ended December 31, 2003.  Earnings per share in the fourth quarter of 2003 reflect a negative effect of $0.12 per diluted share resulting from the write-down of fixed assets associated with the discontinuation of development of a clinical chemistry instrument, and a positive effect of $0.03 per diluted share resulting from a reduction of an estimated liability for a third party claim and revision of an estimate of collectability of an account receivable.

          Excluding the effects of these discrete items for the fourth quarter of 2003, earnings per diluted share grew 14%.

          Revenue for the fourth quarter of 2004 increased 16% to $144.3 million from $124.8 million for the fourth quarter of 2003. Revenues from Vet Med Lab, a European veterinary reference laboratory, and Dr. Bommeli AG, a Swiss manufacturer of production animal diagnostics, which were acquired in the fourth quarter, contributed 4% to revenue growth and the favorable impact of currency contributed 3% to revenue growth.

          Companion Animal Group (CAG) revenue for the fourth quarter of 2004 increased 17% to $117.3 million from $100.4 million for the fourth quarter of 2003. This increase resulted primarily from increased sales of laboratory services, instruments and consumables, rapid assays and computer systems. The increase in laboratory services revenue was due in part to acquisitions in the first and fourth quarters of 2004. The favorable impact of foreign currency contributed 2% to CAG revenue growth.

          Water segment revenue for the fourth quarter increased 7% to $14.0 million from $13.0 million for the fourth quarter of 2003. The favorable impact of foreign currency contributed 3% to Water revenue growth.

IDEXX Announces Fourth Quarter Results
January 28, 2005

          Food Diagnostics Group (FDG) revenue for the fourth quarter increased 13% to $13.0 million from $11.4 million for the fourth quarter of 2003 primarily due to increased livestock sales in Europe, including sales from Bommeli and, to a lesser extent, livestock sales in the U.S. The impact of foreign currency contributed 5% to FDG revenue growth.

          “We had strong revenue growth from most of our businesses during the quarter, and particularly good operating performance from our IDEXX VetLab (instruments and consumables) and computer systems lines in the Companion Animal Group,” said Jonathan Ayers, President and CEO. “Based on the fourth quarter performance and the impact of the acquisitions, we are increasing our revenue estimate for 2005. “

           “As we head into 2005 we continue to focus on product development and operating initiatives that we believe will create long-term value for our shareholders.  We are looking forward to the launches of our IDEXX HerdChek ® BSE Antigen Test Kit in Europe, and our new VetStat ™ Electrolyte and Blood Gas Analyzer in the first few months of 2005.”

Full year results

          Net income increased 37% to $78.3 million for the year ended December 31, 2004, from $57.1 million for 2003. Earnings per diluted share for 2004 were $2.19, a 38% increase over earnings per diluted share of $1.59 for 2003. In 2004, earnings per diluted share included a net benefit of $0.09 resulting from (i) a reduction in the Company’s provision for income taxes primarily related to the completion of a tax audit through the year 2001 and the receipt of certain state tax benefits, (ii) reductions in the estimated liability for a third party claim and (iii) a payment received in settlement of certain litigation. Excluding the effects of these discrete items and the discrete items that occurred in 2003, described above, diluted earnings per share grew 24% in 2004.

          Revenue for the year ended December 31, 2004 increased 15% to $549.2 million from $476.0 million for 2003. The favorable impact of currency contributed 3% to revenue growth.

          Companion Animal Group (CAG) revenue for the year ended December 31, 2004 increased 17% to $448.7 million from $384.4 million for 2003, as a result of increased sales from all lines within the CAG segment. The favorable impact of currency contributed 3% to CAG revenue growth.

          Water segment revenue for the year ended December 31, 2004 increased 13% to $53.1 million from $46.9 million for 2003 primarily due to increased sales in Europe and North America. The favorable impact of foreign currency contributed 4% to Water revenue growth.

IDEXX Announces Fourth Quarter Results
January 28, 2005

          Food Diagnostics Group (FDG) revenue for the year ended December 31, 2004 increased 6% to $47.4 million from $44.6 million. The favorable impact of foreign currency contributed 5% to FDG revenue growth.

Outlook

The Company offers the following guidance for the full year of 2005:

•	Revenue is expected to be approximately $630 to $640 million.

•	Diluted earnings per share are expected to be approximately $2.20 to $2.25. (This guidance excludes the effect of new accounting rules requiring the expensing of share-based compensation.)

The Company offers the following guidance for the first quarter of 2005:

•	Revenue is expected to be approximately $152 to $154 million.

•	Diluted earnings per share are expected to be approximately $0.47 to $0.48, which includes approximately $0.03 of anticipated acquisition integration costs.

IDEXX Laboratories to Present at Merrill Lynch Global Pharmaceutical, Biotechnology and Medical Device Conference

          The Company also announced today that it will participate in the Merrill Lynch Global Pharmaceutical, Biotechnology and Medical Device Conference.  Jonathan Ayers, President and CEO, is scheduled to make a presentation on the Company on Tuesday, February 8, 2005, at 10:30 a.m. (ET) at the Grand Hyatt in New York City.  Individuals can access the live webcast audio presentation through a link on the home page of the IDEXX Laboratories Web site, idexx.com.  An archived edition of the presentation will be available for 14 days via the same link.

About IDEXX Laboratories

          IDEXX Laboratories, Inc. is a worldwide leader in the development and commercialization of innovative, technology-based products and services for veterinary, food and water applications. The Company’s largest business is focused on companion animal health, combining biotechnology, medical device technology and information technology to aid veterinarians in providing better medicine while building successful practices. IDEXX Laboratories’ food and water businesses are focused on employing innovative technologies to monitor production animal health and the safety and quality of drinking water and milk. Headquartered in Westbrook, Maine, IDEXX Laboratories employs more than 2,600 people and offers products to customers in over 100 countries.

IDEXX Announces Fourth Quarter Results
January 28, 2005

Note Regarding Forward-Looking Statements

This press release contains statements about the Company’s business prospects and estimates of the Company’s financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management’s expectations. Factors that could cause or contribute to such differences include the following: the Company’s ability to develop, manufacture, introduce and market new products and enhancements to existing products; the effectiveness of the Company’s sales and marketing activities; the Company’s ability to develop, license or obtain rights to new technologies; the Company’s ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; the impact of competition and technological change on the markets for the Company’s products; the effect of government regulation on the Company’s business, including government decisions about whether and when to approve the Company’s products and decisions regarding labeling, manufacturing and marketing products; the impact of distributor purchasing decisions on sales of our products that are sold through distribution; changes or trends in veterinary medicine that affect the rate of use of the Company’s products and services by veterinarians; the Company’s ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; disruptions, shortages or pricing changes that affect the Company’s purchases of products and materials from third parties, including from sole source suppliers; the effects of government regulatory decisions, customer demand, pricing and other factors on the realizability of the Company’s inventories; the Company’s ability to manufacture complex biologic products; the effects of operations outside the U.S., including  from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; and the loss of key employees. A further description of these and other factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

IDEXX Announces Fourth Quarter Results
January 28, 2005

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Revenue:
Revenue	$144,274	$124,838	$549,181	$475,992
Expenses and Income:
Cost of revenue	75,363	64,757	270,164	245,688

Gross profit	68,911	60,081	279,017	230,304
Sales and marketing	22,916	20,103	85,710	71,846
General and administrative	13,347	16,356	49,870	45,752
Research and development	9,373	8,302	35,402	32,319

Income from operations	23,275	15,320	108,035	80,387
Interest income, net	753	679	3,068	2,867
Income before provision for income taxes
and partner’s interest	24,028	15,999	111,103	83,254
Partner’s share of consolidated loss	(79)	(114)	(394)	(114)
Provision for income taxes	7,172	3,748	33,165	26,278

Net Income:
Net income	$16,935	$12,365	$78,332	$57,090

Earnings per share: Basic	$0.51	$0.36	$2.29	$1.67

Earnings per share: Diluted	$0.49	$0.34	$2.19	$1.59

Shares outstanding: Basic	33,462	34,753	34,214	34,271

Shares outstanding: Diluted	34,845	36,416	35,800	35,931

IDEXX Laboratories, Inc. and Subsidiaries
Key Operating Ratios (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Key Operating Ratios (as a percentage of revenue):
Gross profit	47.8%	48.1%	50.8%	48.4%
Sales, marketing, general and
administrative expense	25.2%	29.1%	24.6%	24.7%
Research and development expense	6.5%	6.7%	6.5%	6.8%

Income from operations	16.1%	12.3%	19.7%	16.9%

International Revenue:
International revenue	35.8%	32.0%	32.0%	30.3%

IDEXX Announces Fourth Quarter Results
January 28, 2005

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Revenue:
Companion Animal Group	$117,310	$100,378	$448,687	$384,419
Water	14,003	13,035	53,098	46,936
Food Diagnostics Group	12,961	11,425	47,396	44,637

Total	$144,274	$124,838	$549,181	$475,992

Gross Profit:
Companion Animal Group	$52,985	$45,058	$214,927	$175,612
Water	9,333	8,686	35,885	31,483
Food Diagnostics Group	6,593	6,337	28,205	23,209

Total	$68,911	$60,081	$279,017	$230,304

Income from Operations:
Companion Animal Group	$16,101	$7,216	$77,123	$55,216
Water	6,255	5,957	24,259	20,934
Food Diagnostics Group	1,577	2,827	9,831	7,606
Other	(658)	(680)	(3,178)	(3,369)

Total	$23,275	$15,320	$108,035	$80,387

Gross Profit (as a percentage of revenue):
Companion Animal Group	45.2%	44.9%	47.9%	45.7%
Water	66.7%	66.6%	67.6%	67.1%
Food Diagnostics Group	50.9%	55.5%	59.5%	52.0%
Operating Profit (as a percentage of revenue):
Companion Animal Group	13.7%	7.2%	17.2%	14.4%
Water	44.7%	45.7%	45.7%	44.6%
Food Diagnostics Group	12.2%	24.7%	20.7%	17.0%

IDEXX Announces Fourth Quarter Results
January 28, 2005

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

	December 31, 2004	December 31, 2003

Assets:
Current Assets:
Cash and cash equivalents	$87,556	$186,717
Short-term investments	49,716	33,988
Accounts receivable, net	65,639	53,976
Inventories	76,424	75,333
Other current assets	21,947	20,575

Total current assets	301,282	370,589

Long-term investments	19,687	35,082

Property and equipment - cost	137,851	112,023
Less - Accumulated depreciation	75,221	66,799

Property and equipment, net	62,630	45,224

Other long-term assets, net	131,777	70,980

Total assets	$515,376	$521,875

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$14,723	$19,160
Accrued expenses	74,499	72,416
Notes payable	1,291	494
Deferred revenue	10,153	8,275

Total current liabilities	100,666	100,345

Total long-term liabilities	16,658	7,452

Partner’s interest in subsidiary	392	786

Stockholders’ Equity:
Common stock	4,521	4,439
Additional paid-in capital	410,818	383,249
Deferred equity-based compensation	665	138
Retained earnings	318,682	240,350
Treasury stock, at cost	(348,327)	(219,449)
Accumulated other comprehensive income	11,301	4,565

Total stockholders’ equity	397,660	413,292

Total liabilities and stockholders’ equity	$515,376	$521,875

IDEXX Laboratories, Inc. and Subsidiaries
Key Balance Sheet Statistics (Unaudited)

	December 31, 2004	December 31, 2003

Key Balance Sheet Statistics:
Days sales outstanding	39	38
Inventory turns	1.9	1.9

IDEXX Announces Fourth Quarter Results
January 28, 2005

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

	Twelve Months Ended
	December 31, 2004	December 31, 2003

Operating:
Cash Flows from Operating Activities:
Net income	$78,332	$57,090
Non-cash charges	31,094	38,247
Changes in current assets and liabilities, net of acquisitions and disposals	(13,934)	21,818

Net cash provided by operating activities	$95,492	$117,155

Investing:
Cash Flows from Investing Activities:
(Increase) decrease in investments, net	(479)	(20,312)
Purchase of property and equipment	(29,178)	(16,896)
Acquisition of businesses and intangible assets	(53,942)	(2,300)
Acquisition of equipment leased to customers	(2,640)	(2,724)

Net cash used by investing activities	$(86,239)	$(42,232)

Financing:
Cash Flows from Financing Activities:
Repayments of notes payable	(356)	(510)
Purchase of treasury stock	(129,191)	(35,817)
Proceeds from the exercise of stock options	19,376	31,165

Net cash provided (used) by financing activities	$(110,171)	$(5,162)

Net effect of exchange rate changes	1,757	3,168

Net increase (decrease) in cash and cash equivalents	(99,161)	72,929

Cash and cash equivalents, beginning of period	186,717	113,788

Cash and cash equivalents, end of period	$87,556	$186,717

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow (Unaudited)

	Twelve Months Ended
	December 31, 2004	December 31, 2003

Free Cash Flow:
Net cash provided by operating activities	$95,492	$117,155
Purchase of property and equipment	(29,178)	(16,896)
Acquisition of equipment leased to customers	(2,640)	(2,724)

Free cash flow	$63,674	$97,535

Free cash flow indicates the cash generated from operations reduced by investments in capital and other long-term assets.  Free cash flow excludes financing activities, investments in monetary securities, and business acquisitions and divestitures.  We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business.  We believe this is a common financial measure useful to further evaluate the results of operations.